Exhibit 99.1

PRESS RELEASE		5700 Las Positas Road Livermore California 94551 925 606 9200

FOR INFORMATION CONTACT:	Joe Hanna Chief Executive Officer 925-606-9200
FOR RELEASE JULY 31, 2017

McGrath RentCorp Director Robert Hood to Retire,

Bradley M. Shuster Elected to Board

LIVERMORE, CA – July 31, 2017 – McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business to business rental company, today announced the retirement of Director Robert Hood from the Board of Directors. Ron Zech, Chairman of McGrath RentCorp’s Board stated “Bob has been an esteemed member of the Board and the Chair of the Audit Committee for 18 years and I would personally like to thank him for his service. His deep financial expertise and broad business acumen have been invaluable assets in the boardroom and in his counsel to the Company’s management.”

The Company also today announced Bradley M. Shuster has been elected to the Company’s Board of Directors. Mr. Shuster will serve on the Board’s Audit and Governance Committees.

“We are very pleased to welcome Brad to our Board,” said Ron. “As a sitting CEO for a public company, his experience and perspective will be a valuable complement to McGrath RentCorp’s Board.”

Mr. Shuster currently serves as Chairman of the Board and Chief Executive Officer of NMI Holdings, (NASDAQ: NMIH) and its principal subsidiary, National Mortgage Insurance Corporation (National MI), positions he has held since 2012. Prior to joining NMI, Mr. Shuster was an executive with The PMI Group for 13 years, where he held various positions over the course of his tenure, the most recent being president of International and Strategic Investments and chief executive officer of PMI Capital Corporation. Before joining PMI, Mr. Shuster was a partner at Deloitte, LLP.

Mr. Shuster holds a Bachelor of Science in Business Administration from the University of California, Berkeley, and an M.B.A. from the University of California, Los Angeles.

ABOUT MCGRATH RENTCORP:

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company with four rental divisions. Mobile Modular rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. TRS-RenTelco rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations serving key markets throughout the United States. Mobile Modular Portable Storage provides portable storage solutions in the California, Texas, Florida, Northern Illinois, New Jersey, North Carolina and Georgia markets. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Modular Buildings – www.mobilemodular.com

Electronic Test Equipment – www.trsrentelco.com

Tanks and Boxes – www.adlertankrentals.com

Portable Storage – www.mobilemodularcontainers.com

School Facilities Manufacturing – www.enviroplex.com